UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2008

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 14, 2008, Globalstar, Inc. (“Globalstar” or the “Company”) and Hughes Network Systems, LLC (“Hughes”) entered into an agreement under which Hughes will design, supply and implement the Radio Access Network (“RAN”) ground network equipment and software upgrades for installation at Globalstar’s satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in various next-generation Globalstar handsets, fixed units and modem-equipped transceivers and transmitters.

The total contract purchase price of approximately $100.8 million, payable in various increments over the next 40 months, includes $75.1 million related to certain ground network upgrades and $25.7 million related to satellite interface chips.  Globalstar has the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. The RANs, when completed, will be covered by a limited one-year warranty, with an option for Globalstar to extend the warranty. The Agreement contains customary arbitration and indemnification provisions.

Both parties granted to each other a worldwide, non-exclusive, perpetual, fully paid license to use certain of their intellectual property in connection with the performance of the Agreement and the products developed and used thereunder.  Each party will remain the sole and exclusive owner of its existing intellectual property, and any intellectual property developed solely by or on behalf of Hughes through performance of the Agreement will be exclusively owned by Hughes with a fully paid license to use the intellectual property granted to Globalstar.

Either party may terminate the Agreement for cause if the other party defaults in the performance of its obligations under the Agreement outside the cure period.  If Globalstar terminates the Agreement for cause, the Company may elect to complete the work and be reimbursed by Hughes. Globalstar may terminate the Agreement for convenience upon 30 days notice, and Hughes will be entitled to payment for certain costs incurred not exceeding the total contract purchase price.  The Company also may issue up to two six-month stop work orders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and
Chief Financial Officer

Date: May 20, 2008